EXHIBIT (99)






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                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                              COMPUTONE CORPORATION

                           1997 EQUITY INCENTIVE PLAN

                           MEMORANDUM TO PARTICIPANTS


         This Memorandum relates to the shares of Common Stock, $.01 par value (the "Common Stock"), of Computone Corporation (the "Company") that are being offered to officers, directors, employees and consultants of the Company pursuant to stock options ("Options") granted or to be granted under the Company's 1997 Equity Incentive Plan (the "Plan"). Persons who receive Options under the Plan are referred to herein as "Optionees."

         This Memorandum may be updated from time to time in the future by furnishing to Optionees appendices containing new information. It is suggested that this Memorandum be retained for future reference.




                 The date of this Memorandum is January 9, 1998.




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                                TABLE OF CONTENTS

Introduction..............................................................   1

Description of the Plan...................................................   1

Administration............................................................   1

Modification or Termination of Plan or Awards.............................   2

Eligibility...............................................................   2

Termination of Options....................................................   3

Price and Exercise of Options.............................................   3

Restrictions on Transfer .................................................   4

Resale Restrictions.......................................................   4

Federal Income Tax Consequences...........................................   5

Incorporation of Certain Documents by Reference and Requests for
  Copies of Certain Documents ............................................   7



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                                  INTRODUCTION

         This Memorandum describes the terms and conditions upon which officers, directors, employees and consultants of the Company may participate in the Plan. The purposes of the Plan are to further the growth, development and financial success of the Company by providing additional incentives to officers, directors, employees and consultants of the Company, which will enable them to participate directly in any appreciation of the value of the Company's Common Stock, and to facilitate securing, retaining and motivating officers, directors, employees and consultants of high caliber and potential. The Plan was adopted by the Board of Directors of the Company (the "Board") on July 30, 1997, and by the stockholders of the Company on November 25, 1997.

         This Memorandum contains a summary of certain provisions of the Plan, and statements made as to the contents of the Plan are not necessarily complete. Reference is made to the Plan for a more complete description of the terms and provisions of the Plan, and each statement herein is qualified in its entirety by such reference. A copy of the Plan and information about the Plan's administrators may be obtained without charge upon written request to Gregory A. Alba, Vice President, Finance and Administration, and Chief Financial Officer, Computone Corporation, 1060 Windward Ridge Parkway, Suite 100, Alpharetta, Georgia 30005. The Company's telephone number is (770) 625-0000.


                             DESCRIPTION OF THE PLAN

         An aggregate of 250,000 shares of the Company's Common Stock are reserved for issuance under the Plan. The Plan permits the granting of options (the "Options") that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase Common Stock to officers, directors, employees and consultants of the Company. The term during which Options may be granted under the Plan shall expire at the close of business on July 29, 2007, subject to earlier termination by the Board. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Each Option granted under the Plan will be evidenced by a written agreement, which will state the number of shares that may be purchased upon exercise, the exercise price of the shares purchasable upon exercise of the Option, the exercise term of the Option and other terms and provisions of the Option.


                                 ADMINISTRATION

         The Plan currently is administered by the Board, which has full and final authority to interpret the provisions of the Plan, to decide all questions of fact arising in its application, to determine to whom Options shall be granted and the timing, type, amount and terms of each award and to make other determinations necessary or advisable for the administration of the Plan.


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                  MODIFICATION OR TERMINATION OF PLAN OR AWARDS

         The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, subject to any required stockholder approval or any stockholder approval that the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange or automated quotation system listing requirements. The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as specifically authorized herein.

         The Plan provides that the Board will make appropriate and equitable adjustments in the number and kind of shares that may be issued on the exercise of Options to maintain optionees' and grantees' proportionate interest in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. Such adjustment to an outstanding Option will be made without change in the total price applicable to the Option or the unexercised portion thereof.

         In the event of a merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, the Board, in its discretion, may take such action as it deems desirable including (i) causing an Option to be assumed or an equivalent option to be substituted by the successor corporation or a parent or subsidiary of such successor corporation, (ii) providing that each Option holder shall have the right to exercise his or her Option as to all of the shares of Common Stock covered by the Option, including shares as to which the Option would not otherwise then be exercisable or (iii) declaring that an Option shall terminate at a date fixed by the Board, provided that the Option holder is given notice thereof and an opportunity to exercise the then exercisable portion of his or her Option prior to such date.

         In the event of a Change of Control of the Company, as defined in the Plan, the Board may, in its absolute discretion, provide, by resolution adopted prior to such Change of Control, that at some time prior to the effective date of such Change of Control, all Options granted pursuant to the Plan shall become immediately exercisable as to all the shares covered thereby, notwithstanding any other provision contained in the Plan or in the option agreements, and certain Options granted under the Plan require such an acceleration.


                                   ELIGIBILITY

         The Plan provides that Options may be granted to any and all officers, directors, employees and consultants of the Company. The Board selects the persons to whom Options will be granted and determines the number of shares to be subject to each Option.


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                             TERMINATION OF OPTIONS

         If an optionee's employment or service with the Company is terminated due to death, retirement or total disability, the optionee or the optionee's representative or successor in interest may exercise the Option during its term, to the extent that the Option was exercisable at the time of termination, within a period of one year after such termination due to death, retirement or total disability.

         If an optionee's employment or service terminates for any other reason other than death, retirement or total disability, Options subject to exercise on the date of such termination may be exercised by the optionees until the earlier to occur of the expiration of the Options in accordance with their terms or three months after the date of termination.

         Notwithstanding anything to the contrary contained in this Memorandum or in the Plan, if the Board finds that an optionee has engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of the optionee's employment by the Company, all Options granted to the optionee under the Plan which have not been exercised, or which have been exercised but for which certificates have not yet been delivered, will be forfeited. The decision of the Board in this regard shall be final.


                          PRICE AND EXERCISE OF OPTIONS

         The exercise price for Options granted under the Plan is determined by the Board at the time the Option is granted. However, the exercise price may not be less than 100% of the fair market value of such stock on the date the Option is granted, and in no event less than the par value of such stock.

         The Board determines on the date of grant when Options granted under the Plan become exercisable, but in no event may an Option be exercisable after ten years from the date of grant. An Option granted under the Plan may be exercised only by written notice from the holder thereof to the Company's President at the Company's principal business office, which notice must specify the number of shares to be purchased and must be accompanied by full payment for the shares with respect to which the Option is being exercised. The option price is payable as set forth in the option agreement, which may include payment by cash, check, the Company's Common Stock at fair market value or such other consideration as determined by the Board and as permitted under the Delaware General Corporation Law. The Board may also, in its discretion and subject to prior notification to the Company by an optionee, permit an optionee to enter into an agreement with the Company's transfer agent or a brokerage firm of national standing whereby the optionee will simultaneously exercise the Option and sell the shares acquired thereby through the Company's transfer agent or such a brokerage firm and either the Company's transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of the sale the exercise price of the shares as to which the Option has been exercised. The Company shall issue certificates for shares purchased upon the exercise of Options as soon as practicable following receipt by the Company of payment therefor, subject to certain conditions specified in the Plan.

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         Except as may be otherwise specified in the agreement pursuant to which an Option is granted, the Option may be exercised in cumulative installments of one-third of the shares covered by the Option on the first, second and third anniversaries of the date of grant. In the event of a proposed sale of all or substantially all of the assets of the Company, a merger of the Company into another corporation or a Change of Control of the Company, the Board may, in its sole discretion, accelerate the time at which any Option which is not immediately exercisable in full may be exercised.


                            RESTRICTIONS ON TRANSFER

         No Option granted under the Plan may be transferred, assigned, pledged or hypothecated by an Optionee in any way other than by will or by the laws of descent and distribution. Subject to the provisions relating to death of the Optionee or termination of the employment relationship between the Optionee and the Company, an Option under the Plan is exercisable only by the Optionee during the Optionee's lifetime. No person has or may create any lien on any Options held under the Plan.


                               RESALE RESTRICTIONS

         The Company's Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act") and is quoted on the Nasdaq Small-Cap Market, and the shares of Common Stock purchasable upon exercise of the Options have been registered under the Securities Act of 1933 (the "Securities Act"). Optionees who are not officers or directors of the Company generally are not - subject to any reporting requirements or restrictions on the sale of shares of Common Stock purchased upon exercise of stock options under the federal securities laws, other than general restrictions applicable to all purchases and sales of securities of the Company, such as the prohibition against trading while in possession of material non-public information. Officers and directors of the Company are subject to various reporting requirements and trading restrictions under the federal securities laws, which are discussed more fully herein.

         Executive officers and directors of the Company who perform significant policy-making functions for the Company must report the receipt and exercise of an Option and the sale of shares acquired upon exercise pursuant to Section 16(a) of the Exchange Act. Such persons will also be subject to liability under
Section 16(b) of the Exchange Act for "short swing profits" arising from the purchase and sale, or sale and purchase, of securities of the Company that occur during the same six-month period.

         Both the grant and the exercise of stock options are considered to be purchases of securities for purposes of Section 16(b); however, because of the manner in which the Plan has been structured and implemented, these transactions will be exempt from the liability provisions of Section 16(b) and will not be matched against any sale of shares of the Company that occurs within the same six-month period. The sale of shares acquired upon exercise of an Option, however, constitutes a sale of securities and must always be considered from a
Section 16(b) perspective. Prior to exercising

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any Options or selling any shares of the Company's Common Stock, executive officers and directors of the Company who are subject to Section 16 of the Exchange Act should discuss the applicable securities law considerations with Gregory A. Alba, Vice President, Finance and Administration, and Chief Financial Officer of the Company.

         The sale of the shares acquired upon exercise, however, will not be an exempt transaction for Section 16(b) purposes. However, an officer or director may sell shares of stock purchased upon exercise of an Option immediately upon exercise without incurring liability under Section 16(b), unless another non-exempt purchase of the Company's Common Stock by the officer or director occurs within six months before or after said sale.

         Shares of Common Stock that are issued upon the exercise of Options have been registered under the Securities Act and may be sold without restriction by optionees who are not affiliates of the Company. Affiliates of the Company may sell their shares publicly by means of a separate registration statement under the Securities Act that registers the sale of such shares by the affiliate or by complying with the requirements of Rule 144 under the Securities Act.

         The following conditions must be satisfied to sell shares under Rule 144: (i) the amount of shares that may be sold in any three-month period is limited to the greater of (a) 1% of the total number of shares of the Company's outstanding Common Stock or (b) the average weekly trading volume for the Company's Common Stock on the Nasdaq Small-Cap Market during the four calendar weeks preceding the date on which the Form 144 notice referred to below is transmitted for filing; (ii) the sale must be effected through a broker who complies with the manner of sale requirements under Rule 144 or directly with a dealer that makes a market in the Company's Common Stock and (iii) a notice on Form 144 must be transmitted for filing with the Securities and Exchange Commission (the "Commission") and the Nasdaq Small-Cap Market concurrently with either the placing of an order to execute a sale with a broker or the execution of the sale directly with a dealer who makes a market in the Company's Common Stock.

         As with all purchases and sales of the Company's Common Stock, executive officers and directors of the Company should contact Gregory A. Alba, Vice President, Finance and Administration, and Chief Financial Officer of the Company, prior to the date on which they plan to sell any shares.


                         FEDERAL INCOME TAX CONSEQUENCES

         The Plan is not qualified under Section 401(a) of the Code. The following description, which is based on existing laws, generally sets forth certain of the federal income tax consequences of the Options under the Plan. This description may differ from the actual tax consequences of participation in the Plan. Optionees under the Plan should consult their own tax advisors concerning the tax consequences, if any, of the grant and exercise of their Options and disposition of any shares.

         An optionee will not recognize income for federal income tax purposes upon the receipt of the Option, nor will the Company be entitled to any deduction on account of such grant. Such

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optionee will recognize ordinary taxable income for federal income tax purposes at the time of exercise of the Option in the amount by which the fair market value of such shares then exceeds the option price times the number of shares acquired. When the optionee disposes of the shares acquired upon exercise of the Option, the optionee will generally recognize capital gain or loss equal to the difference between (i) the amount received upon disposition of the shares and
(ii) the sum of the option price and any amount included in the optionee's income when the Option was exercised. Such gain will be long-term, mid-term or short-term upon the period the shares were held the date of exercise.

         Under current law, any gain realized by the Optionee, other than long-term capital gain, is taxable at a maximum federal income tax rate of 39.6%. Long-term gain is taxable at a maximum federal income tax rate of 20%.

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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                  AND REQUESTS FOR COPIES OF CERTAIN DOCUMENTS

         The following material is incorporated herein by reference:

         (a) The Annual Report on Form 10-KSB of the Company for the fiscal year ended April 4, 1997 as filed by the Company with the Commission on July 2, 1997;

         (b) The Company's Form 10-QSB Report for the quarter ended July 4, 1997 as filed by the Company with the Commission on July 22, 1997;

         (c) The Company's Form 10-QSB Report for the quarter ended October 4, 1997 as filed by the Company with the Commission on November 10, 1997; and

         (d) A description of the Common Stock set forth in Registration Statement No. 33-46463 on Form S-1 filed with the Commission under the Securities Act on March 18, 1992, as amended on July 28, 1994 and as declared effective on August 15, 1994, under the caption "Description of Securities."

         In addition, all reports or other documents filed pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date hereof, in each case filed by the Company prior to the termination of the offering of the shares reserved for issuance under the Plan, shall be deemed to be incorporated by reference herein. Copies of any of the foregoing reports or documents, as well as copies of all other reports, proxy statements and other communications distributed to the Company's security holders generally are available without charge to participants in the Plan upon oral or written request directed to Gregory A. Alba, Vice President, Finance and Administration, and Chief Financial Officer, Computone Corporation, 1060 Windward Ridge Parkway, Suite 100, Alpharetta, Georgia 30005, (770) 625-0000.


         The Company will furnish without charge to each person to whom this Memorandum is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than certain exhibits to such documents). The Company will also furnish without charge to optionees in the Plan, on written or oral request, a copy of its most recent Annual Report to Stockholders, all other reports, proxy statements and other communications distributed to the Company's stockholders generally and other documents required to be delivered to such persons pursuant to Rule 428(b) under the Securities Act. Additional copies may be obtained by such persons, without charge, on written or oral request. Requests should be directed to:
Gregory A. Alba, Vice President, Finance and Administration, and Chief Financial Officer, Computone Corporation, 1060 Windward Ridge Parkway, Suite 100, Alpharetta, Georgia 30005. The Company's telephone number is (770) 625-0000.



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